CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Nile Capital Investment Trust and to the use of our report dated May 28, 2015 on the financial statements and financial highlights of Nile Pan Africa Fund and Nile Frontier and Emerging Fund, (formerly Nile Global Frontier Fund), each a series of shares of beneficial interest in the Nile Capital Investment Trust.  Such financial statements and financial highlights appear in the March 31, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 28, 2015